EXHIBIT 16.1

February 23, 2010

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on February 17, 2010, to be filed by Emclaire Financial Corp. and subsidiaries.  We agree with the statements made in response to that Item insofar as they relate to our Firm.

Sincerely,
/s/ ParenteBeard LLC
Pittsburgh, Pennsylvania